Exhibit 99.1

Tesla Q4 2018 Vehicle Production & Deliveries, Also Announcing $2,000 Price Reduction in US

In Q4, we produced and delivered at the rate of nearly 1,000 vehicles per day, setting new company records for both production and deliveries.

Production in Q4 grew to 86,555 vehicles, 8% more than our prior all-time high in Q3. This included:

•	61,394 Model 3 vehicles, in line with our guidance and 15% more than Q3.
•	25,161 Model S and X vehicles, consistent with our long-term run rate of approximately 100,000 per year.

Q4 deliveries grew to 90,700 vehicles, which was 8% more than our prior all time-high in Q3. This included 63,150 Model 3 (13% growth over Q3), 13,500 Model S, and 14,050 Model X vehicles.

In 2018, we delivered a total of 245,240 vehicles: 145,846 Model 3 and 99,394 Model S and X. To put our growth into perspective, we delivered almost as many vehicles in 2018 as we did in all prior years combined.

Our Q4 Model 3 deliveries were limited to mid- and higher-priced variants, cash/loan transactions, and North American customers only. More than three quarters of Model 3 orders in Q4 came from new customers, rather than reservation holders.

There remain significant opportunities to continue to grow Model 3 sales by expanding to international markets, introducing lower-priced variants and offering leasing. International deliveries in Europe and China will start in February 2019. Expansion of Model 3 sales to other markets, including with a right-hand drive variant, will occur later in 2019.

1,010 Model 3 vehicles and 1,897 Model S and X vehicles were in transit to customers at the end of Q4, and will be delivered in early Q1 2019. Our inventory levels remain the smallest in the automotive industry, and we were able to reduce vehicles in transit to customers by significantly improving our logistics system in North America.

Moving beyond the success of Q4, we are taking steps to partially absorb the reduction of the federal EV tax credit (which, as of January 1st, dropped from $7,500 to $3,750). Starting today, we are reducing the price of Model S, Model X and Model 3 vehicles in the U.S. by $2,000. Customers can apply to receive the $3,750 federal tax credit for new deliveries starting on January 1, 2019, and may also be eligible for several state and local electric vehicle and utility incentives, which range up to $4,000. Combined with the reduced costs of maintenance and of charging a Tesla versus paying for gas at the pump – which can result in up to $100 per month or more in savings – this means our vehicles are even more affordable than similarly priced gasoline vehicles.

Tesla’s achievements in 2018 likely represent the biggest single-year growth in the history of the automotive industry. We started the year with a delivery run rate of about 120,000 vehicles per year and ended it at more than 350,000 vehicles per year – an increase of almost 3X. As a result, we’re starting to make a tangible impact on accelerating the world to sustainable energy. Additionally, 2018 was the first time in decades that an American car – the Model 3 – was the best-selling premium vehicle in the U.S. for the full year, with U.S. sales of Model 3 roughly double those of the runner up.

We want to thank our customers, suppliers, investors, and especially our employees, who worked so hard to accomplish this.

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q4 earnings. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5%. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding growing the addressable market for Model 3, such as our plans and timing for international expansion, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.